Press Release of 7/10/06

Chembio to Present at 2006 C.E. Unterberg Towbin
Emerging Growth Opportunities Conference

MEDFORD, N.Y. - July 10, 2006 - Chembio Diagnostics Inc.’s (OTCBB: CEMI) Chairman and President, Lawrence Siebert, will present at the 2006 C.E. Unterberg Towbin Emerging Growth Opportunities Conference on Wednesday, July 12th at 3:12 PM (EST) at New York City’s Mandarin Oriental Hotel. A live webcast of the presentation will be available on the Company’s website at www.chembio.com. Additional information regarding the conference can be found at www.unterberg.com.

Mr. Siebert will speak about the market opportunities for the Company’s rapid diagnostic tests for infectious diseases and the positive effect that government funding, treatment goals, and CDC routine testing recommendations are having towards worldwide demand. He will also discuss Chembio’s other infectious disease rapid tests and the Company’s new rapid test platform, the Dual Path Platform (DPP(TM)), the platform for a new oral fluid based rapid HIV test the Company is developing.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid diagnostic tests for various infectious diseases. Chembio is participating in the frontlines of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio's rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests . The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease and has developed a patent-pending platform, the Dual Path Platform (DPP(TM)) for its next generation HIV and other rapid tests. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the wholly owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
The Investor Relations Group
Investors: James Carbonara/Andrea Raetzer
Media: Judy Katz/Susan Morgenbesser
212-825-3210